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                                                                       EXHIBIT 2


                          EIGHTH AMENDED AND RESTATED
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                           ARTICLES OF INCORPORATION
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                                      OF
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                              ETEC SYSTEMS, INC.
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          FIRST:  The name of the corporation (hereinafter called the
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"Corporation") is Etec Systems, Inc.

          SECOND:  The registered office of the Corporation within the State of
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Nevada is to be located at c/o The Prentice-Hall Corporation System, Nevada,
Inc., 502 East John Street, Carson City 89706.

          THIRD:  The purpose of this Corporation is to engage in any lawful act
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or activity for which a Corporation may engage under the General Corporation Law of the State of Nevada.

          FOURTH:  The total number of shares of stock which the Corporation
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shall have authority to issue is fifty million (50,000,000) shares.  Of said shares, forty million (40,000,000) shares shall be common stock ("Common Stock") with a par value of $.01 per share and ten million (10,000,000) shares shall be preferred stock ("Preferred Stock") with a par value of $.01 per share.

          The Board of Directors of the Corporation is hereby granted the authority to fix by resolution or resolutions from time to time before issuance the number of shares to be included in any series of Preferred Stock, and the designation, power, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions of all shares of such series.

          FIFTH:  No holder of any of the shares of any class of the Corporation
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shall be entitled as of right, except as such rights are expressly provided for by contract, to subscribe for, purchase or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase or other wise, acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors
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to such persons, firms, Corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

          SIXTH:  The governing board of the Corporation shall be styled as a
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"Board of Directors," and any member of said Board shall be styled as a
"Director."

          The name and mailing address of the initial Director is:

          Michael J. Halloran
          235 Montgomery Street, 16th Floor
          San Francisco, CA 94104

          The number of Directors of the Corporation may be increased or decreased in the manner provided in the By-Laws, as the same may be amended from time to time, of the Corporation; provided, that the number of Directors shall never be less than one. In the interim between elections of Directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of Directors and including vacancies resulting from the removal of Directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining Directors, though less than a quorum.

          SEVENTH:  No shares of capital stock of the Corpora tion shall, after
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the amount of the subscription price has been paid or after the par value of any shares of stock has been paid, be subject to assessment to pay the debts of the Corpora tion. Any paid-up shares of stock of the Corporation and any shares of stock of the Corporation issued as fully paid up, shall not be assessable or assessed in any manner and for any cause.

          EIGHTH:  The Corporation shall have perpetual existence.
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          NINTH:  The holders of a majority of the outstanding shares of stock
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which have voting power shall constitute a quorum at a meeting of stockholders for the transaction of any business unless the action to be taken at the meeting shall require a greater proportion.

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to fix the amount to be reserved as working capital over and above its paid-in capital stock and to authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

          TENTH:  No Director or, to the extent specified from time to time by
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the Board of Directors, officer will be liable

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to the Corporation or its stockholders for damages for breach of fiduciary duty as a Director or officer, excepting only (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the unlawful payment of dividends. No amendment or repeal of this Article TENTH applies to or has any effect upon the liability or alleged liability of any Director or officer of this Corporation for or with respect to any acts or omissions of the Director or officer occurring prior to the amendment or repeal, except as required by law.

          ELEVENTH:  The Corporation shall, to the fullest extent permitted by
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the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabili-ties or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Laws, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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